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                        Exhibit 4.2
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      MORGAN STANLEY DEAN WITTER SELECT EQUITY TRUST
                REIT PORTFOLIO SERIES 99-2
                 REFERENCE TRUST AGREEMENT




          This Reference Trust Agreement dated April 27, 1999 between DEAN WITTER REYNOLDS INC., as Depositor, and The Chase Manhattan Bank, as Trustee, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "Sears Equity Investment Trust, Trust Inden-ture and Agreement" dated January 22, 1991, as amended on March 16, 1993, July 18, 1995 and December 30, 1997 (the "Basic
Agreement"). Such provisions as are incorporated by reference constitute a single instrument (the "Indenture").

                     WITNESSETH THAT:

          In consideration of the premises and of the mutual agreements herein contained, the Depositor and the Trustee agree as follows:

                            I.

          STANDARD TERMS AND CONDITIONS OF TRUST

          Subject to the provisions of Part II hereof, all the provisions contained in the Basic Agreement are herein incorpo-rated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this in-strument except that the Basic Agreement is hereby amended in the following manner:

          A.   Article I, Section 1.01, paragraph (29) defining
    "Trustee" shall be amended as follows:

          "'Trustee' shall mean The Chase Manhattan Bank, or any successor trustee appointed as hereinafter provided."

          B.   Reference to United States Trust Company of New
     York in its capacity as Trustee is replaced by The Chase
     Manhattan Bank throughout the Basic Agreement.

          C. Reference to "Dean Witter Select Equity Trust" is replaced by "Morgan Stanley Dean Witter Select Equity
     Trust".

          D. Section 2.03 is amended to add the following to the end of the first paragraph thereof. The number of Units may be increased through a split of the Units or decreased through a reverse split thereof, as directed by the Depositor, which revised number of Units shall be recorded by Trustee on its books.
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          E.   Section 3.01 is amended to substitute the
     following:

          Section 3.01. Initial Cost The costs of organizing the Trust and sale of the Trust Units shall, to the extent of the expenses reimbursable to the Depositor provided be-low, be borne by the Unit Holders, provided, however, that, to the extent all of such costs are not borne by Unit Holders, the amount of such costs not borne by Unit Holders shall be borne by the Depositor and, provided fur-ther, however, that the liability on the part of the De-positor under this Section shall not include any fees or other expenses incurred in connection with the administra-tion of the Trust subsequent to the deposit referred to in
     Section 2.01. Upon notification from the Depositor that the primary offering period is concluded, the Trustee shall withdraw from the Account or Accounts specified in the Prospectus or, if no Account is therein specified, from the Principal Account, and pay to the Depositor the Depositor's reimbursable expenses of organizing the Trust and sale of the Trust Units in an amount certified to the Trustee by the Depositor. If the balance of the Principal Account is insufficient to make such withdrawal, the Trus-tee shall, as directed by the Depositor, sell Securities identified by the Depositor, or distribute to the Depositor Securities having a value, as determined under
     Section 4.01 as of the date of distribution, sufficient for such reimbursement. The reimbursement provided for in this Section shall be for the account of the Unitholders of record at the conclusion of the primary offering period and shall not be reflected in the computation of the Unit Value prior thereto. As used herein, the Depositor's reimbursable expenses of organizing the Trust and sale of the Trust Units shall include the cost of the initial preparation and typesetting of the registration statement, prospectuses (including preliminary prospectuses), the indenture, and other documents relating to the Trust, SEC and state blue sky registration fees, the cost of the ini-tial valuation of the portfolio and audit of the Trust, the initial fees and expenses of the Trustee, and legal and other out-of-pocket expenses related thereto, but not including the expenses incurred in the printing of preliminary prospectuses and prospectuses, expenses incurred in the preparation and printing of brochures and other advertising materials and any other selling expenses. Any cash which the Depositor has identified as to be used for reimbursement of expenses pursuant to this Section shall be reserved by the Trustee for such purpose and shall not be subject to distribution or, unless the Depositor otherwise directs, used for payment of redemptions in excess of the per-Unit amount allocable to Units tendered for redemption.

          F. The third through fifth paragraphs of Section 3.05 shall be amended to provide as follows:

          On each Distribution Date or within a reasonable period of time thereafter, the Trustee shall distribute by mail to each Unit Holder of record at the close of business on the preceding Record Date at his address appearing on the registration books of the Trustee such Unit Holder's income distribution, computed as hereinafter provided, plus such holder's pro rata share of the cash balance of the Principal Ac-
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     count, each computed as of the preceding Record Date;
     provided, however, that funds credited to the Principal Account in the event of the failure of consummation of a contract to purchase Securities pursuant to Section 2.01 hereof, funds representing the proceeds of the sale of Securities pursuant to Section 3.08 hereof, and funds representing the proceeds of the sale of Securities under Sections 5.02 or 6.04 in excess of the amounts needed for the purposes of said Sections shall not be distributed until the next Distribution Date or at such earlier date as shall be determined by the Trustee. The Trustee shall not be required to make a distribution from the Principal Amount unless the cash balance on deposit therein available for distribution shall be sufficient to distribute at least $1.00 per Unit in the case of Units initially offered at approximately $1,000 or a proportionately lower amount in the case of Units initially offered at less that $1,000 (e.g. $.001 per Unit in the case of Units initially offered at approximately $1.00).

          The Trustee shall, as of each Record Date, compute and report to the Depositor the per-Unit amount of the monthly income distribution to be made on the next following Distribution Date (the "Monthly Income distribution") by (i) estimating the annual income of the trust for the ensuing twelve months (by reference to the most recent distributions made on Securities and any information received by the Trustee with respect to future dividends or other income), (ii) deducting therefrom the estimated costs and expenses to be incurred during the twelve-month period for which such income has been estimated and (iii) dividing the amount so obtained by the result of 12 multiplied by the number of Units outstanding on such Record Date. However, unless the Trustee or the Sponsor determines that the Monthly Income Distribution should be adjusted as provided hereafter, the amount of the Monthly Income Distribution shall be the amount computed by the Trustee on the most recent prior, or concurrently occurring, Quarterly Computation Date (such "Quarterly Computation Date" being the first Record Date and each Record Date occurring at three-month intervals thereafter). The Trustee will adjust the amount of the Monthly Income Distribution computed on each Quarterly Computation Date to reconcile, over the ensuing three Monthly Income Distributions, any variance between net income and distributions made during the preceding three months. Notwithstanding the preceding, the Trustee may reduce the amount of any Monthly Income Distribution in the event the Trustee or the Sponsor determines that such adjustment is necessary to avoid, or to respond to, a significant discrepancy between estimated and actual net income. Notwithstanding the foregoing, the Trustee may adjust the amount of the Monthly Income Distribution in order to maintain an average annual cash balance in the Income Account of $0.

          In the event the amount on deposit in the Income Account of the Trust on a Distribution Date is not sufficient for the payment of the amount of income to be distributed on the basis of the aforesaid computation, the Trustee shall advance out of its own funds and cause to be deposited in and credited to the Income Account such amount as maybe required to permit payment of the income distribution to be made on
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     such Distribution Date and shall be entitled to be
     reimbursed, without interest, out of the income subsequently received on the first Record Date following the date of such advance on which such reimbursement may be made without reducing the cash balance of the Income Account to an amount less than that required for the next ensuing distribution. The Trustee shall be deemed to be the beneficial owner of the dividends or other income received by the Trust to the extent of all amounts advanced by it pursuant to this paragraph, and such advances shall be considered a lien on the Trust prior to the interest of Unit Holders.

          The amounts to be distributed to each Unit Holder shall be that per-Unit income distribution and pro rata share of the cash balance of the Principal Account of the Trust, computed as hereinabove provided, as shall be represented by the Units owned by such Unit Holder as evi-denced by the record books of the Trustee as of the applicable Record Date.

          In computing the distribution to be made to any Unit Holder, fractions of one cent shall be omitted. After any such distribution, any cash balance remaining in the Income Account or the Principal Account shall be held in the same manner as other amounts subsequently deposited in each of such Accounts, respectively.

                            II.

           SPECIAL TERMS AND CONDITIONS OF TRUST

          The following special terms and conditions are hereby agreed to:

          A.   The Trust is denominated Morgan Stanley Dean
     Witter Select Equity Trust, REIT Portfolio Series 99-2
     (the "REIT" Trust").

          B. The publicly traded stocks listed in Schedule A hereto are those which, subject to the terms of this Indenture, have been or are to be deposited in trust under this Indenture.

          C.   The term, "Depositor" shall mean Dean Witter
     Reynolds Inc.

          D. The aggregate number of Units referred to in Sections 2.03 and 9.01 of the Basic Agreement is 25,227 for the REIT Trust.

          E. A Unit is hereby declared initially equal to 1/25,227th for the REIT Trust.

          F.   The term "In-Kind Distribution Date" shall mean
     April 18, 2001.

          G.   The term "Record Date" shall mean monthly on the
     1st day of each month beginning June 1, 1999.
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          H.   The term "Distribution Dates" shall mean monthly
     on the 15th day of each month beginning June 15, 1999.

          I.   The term "Termination Date" shall mean May 31,
     1999.

          J. The Depositor's Annual Portfolio Supervision Fee shall be a maximum of $0.25 per 100 Units.

          K.   The Trustee's annual fee as defined in Section
     6.04 of the Indenture shall be $0.74 per 100 Units if the greatest number of Units outstanding during the period is 10,000,000 or more; $0.80 per 100 Units if the greatest number of Units outstanding during the period is between 5,000,000 and 9,999,999; and $0.86 per 100 Units if the greatest number of Units outstanding during the period is 4,999,999 or less.

          L. For a Unit Holder to receive an "in_kind" distribution during the life of the Trust, such Unit Holder must tender at least 25,000 Units for redemption. There is no minimum amount of Units that a Unit Holder must tender in order to receive an "in-kind" distribution on the In-Kind Date or in connection with a rollover.

          M. The Indenture is amended to provide that the period during which the Trustee shall liquidate the Trust Securities shall not exceed 30 business days commencing on the first business day following the In-Kind Date.
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  (Signatures and acknowledgments on separate pages)
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          The Schedule of Portfolio Securities in the
prospectus included in this Registration Statement is hereby incorporated by reference herein as Schedule A hereto.